UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	June 12, 2006 (June 7, 2006)

BARNES & NOBLE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-12302	06-1196501
(Commission File Number)	(IRS Employer Identification No.)

122 Fifth Avenue, New York, NY	10011
(Address of Principal Executive Offices)	(Zip Code)

(212) 633-3300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 7, 2006, Patricia L Higgins and Larry Zilavy were appointed to the Board of Directors (“Board”) of Barnes & Noble, Inc. (the “Company”), Ms. Higgins to serve until the annual meeting of the Company’s stockholders in 2009 and Mr. Zilavy to serve until the annual meeting of the Company’s stockholders in 2007.

Ms. Higgins, 55, was President, Chief Executive Officer and a director of Switch and Data Facilities Inc., a leading provider of neutral interconnection and collocation services, from September 2000 to February 2004. Prior to that, she was Chairman and Chief Executive Officer of The Research Board from May 1999 to August 2000 and Vice President and Chief Information Officer of Alcoa Inc. from January 1997 to April 1999. Ms. Higgins is also a director of Delta Airlines, Visteon and Internap. Ms. Higgins was a member of the board of Barnes & Noble.com from 1999 to 2004.

Mr. Zilavy, 55, joined Barnes & Noble College Booksellers, Inc., an affiliate of the Company, in May 2006, where he is involved in strategic, operational and planning issues. Mr. Zilavy was Executive Vice President, Corporate Finance and Strategic Planning, of the Company from May 2003 to November 2004 and Chief Financial Officer of the Company from June 2002 to April 2003. Prior to that, he was Executive Vice President of IBJ Whitehall Bank and Trust Company, where he worked since 1992. Mr. Zilavy is also a director of GameStop Corp., Hain Celestial Group, Inc. and the nonprofit Community Resource Exchange, as well as a trustee of St. Francis College in New York City.

As with other non-employee Company directors, Ms. Higgins and Mr. Zilavy will each receive an annual retainer of $40,000 plus reimbursement of travel, lodging and related expenses incurred in attending Board meetings, as well as grants of $20,000 of restricted Company common stock (550 shares) vesting on April 1, 2007 and options to acquire 20,000 shares of Company common stock at current market price ($36.36 per share) vesting 10,000 shares on April 1, 2007 and 5,000 shares each on April 1 of 2008 and 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARNES & NOBLE, INC.

(Registrant)

By:	/s/ Joseph J. Lombardi

Joseph J. Lombardi

Chief Financial Officer

Date: June 12, 2006